Pure Cycle Corporation 8-K

Exhibit 99.1

Pure Cycle Corporation Announces

Order Vacating Order Granting Summary Judgment against

High Plains A&M, LLC

Denver, Colorado –April 7, 2014 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announces today that the District Court, City and County of Denver, has vacated the order granting Pure Cycle Corporation’s Motion for Summary Judgment against High Plains A&M, LLC.

On March 19, 2014, the District Court granted the Company’s Motion for summary judgment against High Plains dismissing all claims entirely with prejudice. Today the Judge issued an order vacating that order, stating he intended to grant a motion filed by the Land Board in its case for an extension of time for Discovery and Expert Witnesses. The Land Board case is consolidated with the High Plains case. “We continue to believe in the merits of both our cases with the Land Board and High Plains”, commented Mark Harding Pure Cycle’s President and CEO. “Today’s ruling, while highly unusual, does not undermine the Company’s confidence in our cases”, continued Mr. Harding. The Motion for Summary Judgment in the High Plains case is fully briefed and remains at issue.

Company Information

Pure Cycle owns water assets in several river basins in the State of Colorado as well as certain aquifers in the Denver, Colorado metropolitan area. Pure Cycle provides water and wastewater services, including the design, construction, operation and maintenance of water and wastewater systems, to wholesale customers, which are local governmental entities who provide water and wastewater services to their end-use customers located in the greater Denver metropolitan area. Pure Cycle also owns approximately16,200 acres in Southeastern Colorado that are leased to area farmers.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.